Exhibit 10.6.2

AMENDMENT

TO THE

DILIGENT BOARD MEMBER SERVICES, INC.

2010 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, Diligent Board Member Services, Inc. (the "Company") has previously established the Diligent Board Member Services, Inc. 2010 Stock Option and Incentive Plan (the "Plan"), which was adopted by the Company's Board of Directors (the "Board") on April 22, 2010, and was adopted by the Company's Shareholders (the "Shareholders") on June 8, 2010; and

WHEREAS, pursuant to Subsection A of Article XII of the Plan, the Plan may be amended by the Board in order to increase the number of shares reserved for Awards under the Plan, provided, that the Shareholders approve such amendment within twelve (12) months before or after the Board's adoption of such amendment; and

WHEREAS, effective as of December 15, 2011, the Board has approved an increase in the number of shares reserved for Awards under the Plan, and such increase was approved by the Shareholders on April 17, 2012.

NOW, THEREFORE, BE IT RESOLVED, pursuant to the authority granted to the officer(s) of the Company by the Board, the Plan is hereby amended, effective as of April 17, 2012, as follows

The first sentence of Subsection A of Article IV of the Plan shall be amended so as to now read as follows:

Subject to the provisions of Article XI relating to adjustments upon changes in stock, the amount of stock that may be issued pursuant to Awards shall not exceed in the aggregate seven and one-half million (7,500,000) shares of the Company’s Common Stock.

IN WITNESS WHEREOF, Diligent Board Member Services, Inc. has caused this Amendment to be executed as of this 17th day of April, 2012.

DILIGENT BOARD MEMBER SERVICES, INC.

BY:	/s/ Alessandro Sodi
NAME: Alessandro Sodi
TITLE: CEO & President